_______________________________________________________________________________

                           SCHEDULE 14A INFORMATION

                        Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a party other than the Registrant  [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14-11(c) or Section 240.14a-12
                                 First Bancorp
          ___________________________________________________________
               (Name of Registrant As Specified In Its Charter)

                                 First Bancorp
          ___________________________________________________________
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1)  Title of each class of securities to which transaction applies:
           _____________________________________________________________
       2)  Aggregate number of securities to which transaction applies:
           _____________________________________________________________
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
           _____________________________________________________________
       4)  Proposed maximum aggregate value of transaction:
           _____________________________________________________________
       5)  Total fee paid:
           _____________________________________________________________
       * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1)  Amount Previously Paid:
           _____________________________________________
       2)  Form, Schedule or Registration Statement No.:
           _____________________________________________
       3)  Filing Party:
           _____________________________________________
       4)  Date Filed:
           _____________________________________________
_______________________________________________________________________________

                                 First Bancorp
                             341 North Main Street
                        Troy, North Carolina 27371-0508
                           Telephone (910) 576-6171
_______________________________________________________________________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD THURSDAY, APRIL 24, 1997
_______________________________________________________________________________

To Our Shareholders:

     The annual meeting of shareholders of First Bancorp (the "Company") will be held at the main office of First Bank, 341 North Main Street, Troy, North Carolina on Thursday, April 24, 1997 at 3:00 o'clock P.M. local time, for the purpose of considering and acting on the following matters:

     1.  A proposal to fix the number of directors to be elected to twelve(12).

     2. A proposal to elect twelve (12) nominees to the Board of Directors to serve until the 1998 Annual Meeting of Shareholders, or until their successors are elected and qualified.

     3. A proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the current fiscal year.

     4. Such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Only shareholders of record as of the close of business on March 10, 1997 are entitled to notice of and to vote at the annual meeting and any adjournments thereof.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON REQUEST.

     The proxy statement accompanying this notice sets forth further information concerning the proposals to be considered at the annual meeting. You are urged to study this information carefully.

     The Annual Report of the Company is also enclosed.


                      By Order of the Board of Directors,

                                Anna G. Hollers
                                   Secretary

                                 First Bancorp
                             341 North Main Street
                        Troy, North Carolina 27371-0508
                           Telephone (910) 576-6171
_______________________________________________________________________________

                                PROXY STATEMENT
_______________________________________________________________________________

                                 INTRODUCTION

     This proxy statement is furnished to the shareholders of First Bancorp (hereinafter sometimes referred to as the "Company") by the board of directors in connection with the solicitation of proxies for use at the annual meeting of shareholders of the Company to be held on Thursday, April 24, 1997 at 3:00 o'clock P.M. local time, at the main office of First Bank, 341 North Main Street, Troy, North Carolina, and at any adjournment or adjournments thereof. Action will be taken at the annual meeting on the items described in this proxy statement and on any other business that properly comes before the meeting.

     This proxy statement and accompanying form of proxy are being mailed to shareholders on or about March 31, 1997.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY TO ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING.

     Any shareholder giving a proxy may revoke it at any time before a vote is taken (i) by duly executing a proxy bearing a later date; (ii) by executing a notice of revocation in a written instrument filed with the secretary of the Company; or (iii) by appearing at the meeting and notifying the secretary of the intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted as set forth in this proxy statement. In addition, the proxy confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock entitled to vote is necessary to constitute a quorum at the annual meeting. If a quorum is not present or represented at the annual meeting, the shareholders present and entitled to vote have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. A shareholder abstaining from the vote on a particular proposal and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will be counted as not having voted on the proposal in question.

     The Company will bear the entire cost of preparing this proxy statement and of soliciting proxies. Proxies may be solicited by employees of the Company, either personally, by special letter, or by telephone. The Company also will request brokers and others to send solicitation material to beneficial owners of stock and will reimburse them for this purpose.

                               VOTING SECURITIES

     Only shareholders of record as of the close of business on March 10, 1997 will be entitled to vote at the annual meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the shareholders meeting is 3,016,370. Shareholders are entitled to one vote for each share of the Company's common stock.

     The following table sets forth the number and percentage of outstanding shares of the Company's common stock beneficially owned by (i) each person known by the Company to own more than 5% of the outstanding common stock and
(ii) all officers and directors of the Company as a group, as of January 31, 1997.

                  TABLE OF PRINCIPAL HOLDERS OF COMMON STOCK
                                                               Common Stock
                                                         Beneficially Owned (1)
                                                           ____________________
                              Name and Address                          Percent
   Title of Class            of Beneficial Owner             Shares    of Class
____________________         ___________________           ___________  _______
Common stock, $5 par         George R. Perkins, Jr.        274,696 (2)     9.11%
                             P.O. Box 525
                             Sanford, NC  27331
Common stock, $5 par         John C. Willis                222,460 (3)     7.38%
                             626 E. Main Street
                             Troy, NC 27371
Common stock, $5 par         All nominees, directors       953,460        31.61%
                             and executive officers
                             as a group (17 persons)

___________________
[FN]
Notes:
(1) Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual. Also included are shares subject to options (exercisable as of January 31, 1997 or within 60 days after January 31, 1997) granted under the Company's stock option plan.
(2)   Includes exercisable options to purchase 1,000 shares.
(3) Includes 133,100 shares held by his spouse and exercisable options to purchase 3,000 shares.

                  PROPOSAL 1 - REDUCE THE BOARD OF DIRECTORS
                           TO TWELVE (12) MEMBERS

     The Company's bylaws provide that the number of directors constituting the board of directors shall be not less than three (3) nor more than thirteen (13) as determined by the shareholders. In recent years, the number of directors has been fixed at thirteen (13).

     Two of the Company's current directors are retiring from the Board of Directors when their current terms expire at the 1997 annual meeting, and therefore these directors have not been nominated for re-election. The Board of Directors has identified only one candidate to fill the vacancies created by the retirement of these two directors, and the Board does not believe it is in the best interests of the Company to maintain a vacancy indefinitely on the Board of Directors. Therefore the Board is recommending to the shareholders that the number of directors serving on the Board be reduced from thirteen
(13) (the maximum allowed by the Company's bylaws) to twelve (12).

     It is therefore proposed that the following resolution be adopted by the shareholders:

     RESOLVED, that the number of directors constituting the entire board of directors of First Bancorp shall be fixed at twelve (12).

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK REPRESENTED AND VOTING AT THE MEETING IS REQUIRED FOR APPROVAL OF THE PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE PROPOSAL.

                      PROPOSAL 2 - ELECTION OF DIRECTORS

     Assuming that Proposal 1 above is approved by the shareholders, the number of directors constituting the board of directors will be fixed at twelve (12).

     In the absence of any specifications to the contrary, and assuming that Proposal 1 above is approved by the shareholders, proxies will be voted for the election of all twelve (12) of the nominees listed in the table below by casting an equal number of votes for each such nominee. If Proposal 1 is not approved by the shareholders, proxies will be voted to elect as many as possible of the nominees listed below to fill the number of seats on the board as may be fixed by the shareholders. If, at or before the time of the meeting, any of the nominees listed below becomes unavailable for any reason, the proxyholders have the discretion to vote for a substitute nominee or nominees. The board currently knows of no reason why any of the nominees listed below is likely to become unavailable.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of January 31, 1997 with respect to the twelve nominees for election to the board of directors and the executive officers of the Company (all of these persons may be contacted at 341 North Main Street, Troy, North Carolina 27371):

                   TABLE OF NOMINEES AND EXECUTIVE OFFICERS
                                                               Common Stock
                                                         Beneficially Owned (1)
                       Current Director (D),     Director  ____________________
                         Nominee (N), or        of Company  Number of   Percent
Name (Age)             Position With Company       Since     Shares    of Class
___________________ ____________________________ _________ ___________  _______
DIRECTORS AND NOMINEES
James H. Garner (67)     President and Chief       1995     13,290 (2)     0.44%
                       Executive Officer (D)(N)
Jack D. Briggs (57)            (D)(N)              1983     26,943 (3)     0.89%
David L. Burns (58)            (D)(N)              1988     16,984 (4)     0.56%
Jesse S. Capel (64)            (D)(N)              1983     71,736 (5)     2.38%
Jack L. Harper (75)             (D)                1983     24,942 (6)     0.83%
George R. Perkins, Jr. (57)    (D)(N)              1996    274,696 (7)     9.11%
G. T. Rabe, Jr. (72)           (D)(N)              1987      4,862 (8)     0.16%
John J. Russell (75)           (D)(N)              1983     11,330 (9)     0.38%
Edward T. Taws, Jr. (62)       (D)(N)              1986     19,172 (10)    0.64%
Frederick H. Taylor (57)       (D)(N)              1983    129,812 (11)    4.30%
Goldie H. Wallace (50)          (N)                 n/a    113,686 (12)    3.77%
John C. Wallace (76)            (D)                1983    113,686 (13)    3.77%
A. Jordan Washburn (60)        (D)(N)              1995      4,878 (14)    0.16%
John C. Willis (53)            (D)(N)              1983    222,460 (15)    7.38%

EXECUTIVE OFFICERS
James H. Garner (67)     President and Chief       1995     13,290 (2)     0.44%
                       Executive Officer (D)(N)
Anna G. Hollers (45)   Executive Vice President     n/a     19,871 (16)    0.66%
                            and Secretary
Teresa M. Nixon (39) Executive Vice President and   n/a      4,230 (17)    0.14%
                    Compliance Officer, First Bank
David G. Grigg (46)     President of Montgomery     n/a      9,137 (18)    0.30%
                           Data Services, Inc.
Jerry M. Arnold (56)     Senior Vice President      n/a      2,637 (19)    0.09%
                       of Operations, First Bank
Kirby A. Tyndall (42)    Senior Vice President      n/a      7,736 (20)    0.26%
                      and Chief Financial Officer

[FN]
___________________
Notes to Table of Directors, Nominees and Executive Officers:
(1) Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual. The executive officers' reported shares in the 401(k) defined contribution plan represent an estimated number because the exact allocations are not available and any difference between the actual holdings and the estimates shown in this table would be immaterial and, in addition, all shares held in said plan are voted by the plan trustee and not by the shareholder for whom such shares are listed. Also included are shares subject to options (exercisable as of January 31, 1997 or within 60 days after January 31, 1997) granted under the Company's stock option plan.
(2) Includes 1,712 shares held in Company's 401(k) defined contribution plan, 4,912 shares held jointly with his spouse and exercisable options to purchase 6,400 shares.
(3) Includes 449 shares held as custodian for his daughter, 18,375 shares held jointly with his spouse and exercisable options to purchase 3,000 shares.
(4) Includes 10,888 shares held by Mr. Burns' business interests and exercisable options to purchase 3,000 shares.
(5) Includes 24,736 shares held by Capel Inc. of which Mr. Capel is principal owner and director and exercisable options to purchase 3,000 shares.
(6) Includes 4,906 shares held jointly with his spouse and exercisable options to purchase 3,000 shares.
(7)   Includes exercisable options to purchase 1,000 shares.
(8) Includes 1,330 shares held by his spouse and exercisable options to purchase 3,000 shares.
(9) Includes 6,108 shares held by his spouse and exercisable options to purchase 2,000 shares.
(10) Includes 6,412 shares held by his spouse, 3,872 shares held by his son and exercisable options to purchase 3,000 shares.
(11) Includes 51,826 shares held by Mr. Taylor's business interests, 74,254 shares held in trusts, 532 shares held by his spouse and exercisable options to purchase 3,000 shares.
(12) Includes 100,686 shares held by her spouse and exercisable options held by her spouse to purchase 2,000 shares.
(13)  Includes exercisable options held to purchase 2,000 shares.
(14)  Includes exercisable options to purchase 2,000 shares.
(15) Includes 133,100 shares held by his spouse and exercisable options to purchase 3,000 shares.
(16)  Includes 515 shares held jointly with her daughters, 3,398 shares held in the Company's 401(k) defined contribution plan, 1,000 shares held by her spouse and exercisable options to purchase 6,000 shares.
(17) Includes 1,830 shares held in Company's 401(k) defined contribution plan and exercisable options to purchase 2,400 shares.
(18) Includes 104 shares held jointly with his daughters, 52 shares held jointly with his son, 4,380 shares held jointly with his spouse, 1,602 shares held in the Company's 401(k) defined contribution plan and exercisable options to purchase 2,000 shares.
(19) Includes 766 shares held in Company's 401(k) defined contribution plan and exercisable options to purchase 1,600 shares.
(20)  Includes 1,914 shares held in Company's 401(k) defined contribution plan and exercisable options to purchase 2,000 shares.
___________________

Directors and Nominees

     James H. Garner became President and Chief Executive Officer and a director of the Company and First Bank in 1995. Mr. Garner has been employed by First Bank since 1969, serving as Executive Vice President from 1989 until 1995.

     Jack D. Briggs is Chairman of the Board of Directors and has been a director of the Company since 1983 and a director of First Bank since 1976. Mr. Briggs is President of Lanier Briggs, Inc., a funeral home business, and is also a retail furniture merchant.

     David L. Burns is President of Z. V. Pate, Inc., a holding company for agricultural, timber, restaurants and retail sales. Mr. Burns has been a director of the Company since 1988 and a director of First Bank since 1992.

     Jesse S. Capel is Executive Director of Capel, Inc., a rug manufacturer, importer and exporter. Mr. Capel has been a director of the Company since 1983 and a director of First Bank since 1959.

     Jack L. Harper served as Executive Vice President of First Bank from 1947 through 1982, when he retired. Mr. Harper has been a director of the Company since 1983 and a director of First Bank since 1959. Mr. Harper is retiring from the Board of Directors when his term expires at the 1997 Annual Meeting.

     George R. Perkins, Jr. is President of Frontier Spinning Mills, LLC, a yarn manufacturer, and has served in such capacity since 1996. In addition, Mr. Perkins served as President of the Spun Yarn Division of Unifi, Inc. and as a director of Unifi, Inc. (listed on the New York Stock Exchange) from August 1993 until June 1996. In 1988, Mr. Perkins founded Pioneer Yarn Mills where he served as its President and Chief Executive Officer until it merged with Unifi, Inc. in 1993. Mr. Perkins has also served in the past as director of several publicly traded companies in the retail, banking and financial services industries as well as a college, a hospital and a trade association. Mr. Perkins has been a director of the Company and First Bank since 1996.

     G. T. Rabe, Jr. is President of Albemarle Oil Co., a distributor of petroleum products. Mr. Rabe has been a director of the Company since 1987 and a director of First Bank since 1992.

     John J. Russell is Chairman of Russell-Harvelle Hosiery Mill, Inc. Mr. Russell has been a director of the Company since 1983 and a director of First Bank since 1969.

     Edward T. Taws, Jr. is President of Fletcher Industries/Fletcher International, a manufacturer of textile machinery. Mr. Taws has been a director of the Company since 1986 and a director of First Bank since 1992.

     Frederick H. Taylor is President of Troy Lumber Company. Mr. Taylor has been a director of the Company since 1983 and a director of First Bank since 1978.

     Goldie H. Wallace served as Executive Secretary for GVK America from 1991 to 1993. Ms. Wallace served as Executive Secretary of the Montgomery County (North Carolina) Economic Development Corporation from 1990 to 1991. In 1987, Ms. Wallace founded Tri-Star Corporate Temporaries based in Durham, North Carolina, and served as Tri-Star's President until 1990. Ms. Wallace is the spouse of retiring director John C. Wallace.

     John C. Wallace served as President and Chief Executive Officer of the Company from its formation in 1983 through January of 1993, when he retired, and as President of First Bank from 1961 until 1991. Mr. Wallace has been a director of the Company since 1983 and a director of First Bank since 1959. Mr. Wallace is retiring from the Board of Directors when his term expires at the 1997 Annual Meeting. Mr. Wallace is the spouse of nominee Goldie H. Wallace.

     A. Jordan Washburn is a sales representative for Morrisette Paper Company, where he has been employed for 32 years. Mr. Washburn has been a director of the Company since 1995 and a director of First Bank since 1994.

     John C. Willis is a private investor in restaurant and real estate interests. Mr. Willis has been a director of the Company since 1983 and a director of First Bank since 1980.

Executive Officers

     In addition to Mr. Garner, the executive officers of the Company are as follows:

     Anna G. Hollers is Executive Vice President and Secretary of the Company and Executive Vice President and Secretary of First Bank. She has been employed by the Company since 1983 and by First Bank since 1972.

     Teresa C. Nixon is Executive Vice President - Loan Administration and Compliance of First Bank. She has been employed by First Bank since 1989.

     David G. Grigg has served as President of Montgomery Data Services, Inc. since its formation in 1984. He was employed by First Bank from 1972 until 1984.

     Jerry M. Arnold is Senior Vice President - Operations of First Bank. He has been employed by First Bank since 1986.

     Kirby A. Tyndall is Senior Vice President and Chief Financial Officer of the Company and First Bank. He has been employed by the First Bank since 1989.

BOARD COMMITTEES, ATTENDANCE AND COMPENSATION

Executive Committee

     The Executive Committee is authorized, between meetings of the board of directors, to perform all duties and exercise all authority of the board of directors, except those duties and authorities exclusively reserved to the board of directors by the Company's bylaws or by statute. The 1996 members of the Committee were Mr. Briggs, Mr. Capel, Mr. Garner, Mr. Taylor, Mr. Wallace and Mr. Willis. The Executive Committee held 13 meetings during 1996.

Audit Committee

     The Audit Committee is responsible for reviewing and presenting to the board of directors information regarding the Company's policies and procedures with respect to auditing, accounting, internal accounting controls and financial reporting. The Committee meets with and reviews reports of the Company's internal auditor and independent public accountants and makes reports and recommendations to the board of directors. The 1996 members of the Committee were Mr. Briggs, Mr. Burns, Mr. Capel and Mr. Willis. The Audit Committee held 9 meetings during 1996.

Compensation Committee

     The Compensation Committee is responsible for reviewing the compensation policies and benefit plans of the Company and for making recommendations regarding the compensation of its executive officers. The Committee also administers the Company's stock option plan. The 1996 members of the Committee are Mr. Briggs, Mr. Rabe, Mr. Taws and Mr. Willis. The Compensation Committee held 4 meetings during 1996.

Long Range Planning Committee

     The role of the Long Range Planning Committee is to act upon strategic matters that involve the allocation of the Company's resources and the growth and marketability of the Company's products and services. The 1996 members of the Committee are Mr. Briggs, Mr. Burns, Mr. Capel, Mr. Garner, Mr. Perkins, Mr. Rabe, Mr. Taylor and Mr. Willis. The Long Range Planning Committee held 5 meetings during 1996.

Attendance

     The Board of Directors held 12 meetings during 1996. In 1996, all of the directors and nominees attended at least 75% of the aggregate of the meetings of the board of directors and the committees described above on which they served during the period they were directors and members of such committees.

Compensation of Directors

     Directors of the Company receive compensation of $200 per month during their terms of office, plus $125 for each monthly meeting attended. In addition, directors of First Bank receive $200 for each meeting attended. Such directors who serve on the Executive Committee, Audit Committee, Compensation Committee or Long Range Planning Committee receive $125 for each committee meeting attended. All the directors of the Company are members of First Bank board of directors.

     Non-employee directors of the Company also participate in the Company's Stock Option Plan. The non-employee director portion of the Stock Option Plan provides that on June 1 of each year for a five-year period that began June 1, 1994, each non-employee director of the Company receives an option to acquire 1,000 shares of the Company's Common Stock over a 10 year term at an exercise price equal to the average of the high and low sales prices of such stock on the date of grant. At January 31, 1997, eleven directors who were not employees of the Company held aggregate options to purchase 29,000 shares at exercise prices ranging from $10.00 to $14.75. Options to purchase 2,000 shares were exercised during 1996.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Table of Executive Compensation. The following table sets forth compensation paid by the Company in the forms specified therein for the years ended December 31, 1996, 1995 and 1994 to (i) the chief executive officer of the Company and (ii) the Company's other executive officers who earned in excess of $100,000 in salary and bonus during 1996.

                    SUMMARY TABLE OF EXECUTIVE COMPENSATION
                                          Long Term Compensation
                                       ____________________________
               Annual Compensation            Awards       Payouts
          ________________________________________________ ________
(a),(b)      (c)      (d)       (e)       (f)       (g)      (h)        (i)
Name,                         Other              Securities              All
Principal                     Annual  Restricted Underlying             Other
Position                      Compen-    Stock    Options/  LTIP       Compen-
& Year      Salary  Bonus(1)  sation    Award(s)    SARs   Payouts    sation(2)
             ($)      ($)       ($)       ($)      (# sh)    ($)         ($)
________  _________ __________________ _________ _________ ________   _________
James H. Garner, President & Chief Executive Officer
  1996   $ 115,000 $ 86,944 $      -  $      -            $     -     $   8,614
  1995     101,217   35,381        -         -         -        -         8,048
  1994      88,500   30,734        -         -     16,000       -         8,097
Teresa M. Nixon, Executive Vice President and Compliance Officer
  1996   $  83,167 $ 20,000 $      -  $      -      5,000 $     -     $   4,245
  1995      75,833   15,000        -         -         -        -         2,455
  1994      67,704    6,000        -         -      6,000       -         2,481
Kirby A. Tyndall, Senior Vice President and Chief Financial Officer
  1996   $  87,479 $ 15,530 $      -  $      -      5,000 $     -     $   4,519
  1995      80,833   10,000        -         -         -        -         3,749
  1994      70,833    4,500        -         -      5,000       -         4,020

___________________
[FN]
Notes:
(1) Amounts shown represent actual incentive cash bonuses accrued during the year indicated.
(2) Amounts shown include Company contributions to the Company's defined contribution plan (the "Profit Sharing Plan") under Section 401(k) of the Internal Revenue Code that covers all Company employees and the value of certain split-dollar life insurance plan (the "Split-dollar Plan") premiums paid for the indicated executives, based on the term insurance value of such payments as calculated under the Internal Revenue Code P.S. 58 rates or those of the insurer, if higher.

                                                  Defined   Split-
                                                  Contri-   dollar
                                                  bution   Insurance
                                                   Plan      Plan
                                                 _________ ________
          James H. Garner      1996             $   4,109 $  4,505
                               1995                 4,620    3,428
                               1994                 3,497    4,600
          Teresa M. Nixon      1996             $   2,945 $  1,300
                               1995                 2,455       -
                               1994                 2,481       -
          Kirby A. Tyndall     1996             $   2,924 $  1,595
                               1995                 2,560    1,189
                               1994                 2,425    1,595

Option/SAR Grants in Last Fiscal Year

     The information set forth below reflects the stock options granted during the past fiscal year to the executive officers listed in the Summary Table of Executive Compensation above. No stock appreciation rights have been granted to the executive officers listed.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                Potential
                                                            Realizable Value
                                                            at Assumed Annual
                                                             Rates of Stock
                                                              Appreciation
                                                             of Stock Price
                          Individual Grants                  for Option Term
__________________________________________________________ ____________________
        (a)           (b)       (c)       (d)       (e)      (f)          (g)
                                % of
                     Number    Total
                    of Secu-  Options/
                     rities     SARs
                     Under-   Granted
                     lying       to     Exercise
                    Options/ Employees     or
                      SARs       in       Base    Expira-
                   Granted(1)  Fiscal     Price    tion     at assumed rate of
       Name          (# sh)     Year     ($/sh)    Date       5%          10%
__________________  __________________ _________ _________ ________    ________
James H. Garner          -         -  $      -         -  $     -     $      -
Teresa M. Nixon       5,000      8.93%    17.63  11/29/06   55,421      140,449
Kirby A. Tyndall      5,000      8.93%    17.63  11/29/06   55,421      140,449

___________________
[FN]
Notes:
(1) All options vest at the rate of 20% per year over 5 years beginning on the June 1st following the grant date and are exercisable during the 10-year period beginning on the date of grant.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
  Year-End Option/SAR Values

     Set forth below is information concerning the exercise of stock options during the fiscal year and year-end value of exercised options by the executive officers listed in the table above. No stock appreciation rights have been granted to the executive officers listed.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES
        (a)           (b)       (c)            (d)                 (e)
                                           Number of
                                           Securities           Value of
                                           Underlying          Unexercised
                     Shares                Unexercised         In-the-Money
                    Acquired             Options/SARs at     Options/SARs at
                       at                 FY-end (# sh)         FY-end ($)
                                       ___________________ ____________________
                    Exercise   Value     Exer-    Unexer-    Exer-      Unexer-
       Name          (# sh)  Realized   cisable   cisable   cisable     cisable
__________________  __________________ _________ _________ ________    ________
James H. Garner          -  $      -      6,400     9,600 $ 50,400    $  75,600
Teresa M. Nixon          -         -      2,400     8,600   18,900       32,725
Kirby A. Tyndall         -         -      2,000     8,000   15,750       28,000

Retirement Plans

     Retirement Plan. The following table sets forth the estimated annual pension benefits payable at normal retirement age of 65 to a participant in the Company's noncontributory defined benefit retirement plan (the "Retirement Plan").

                TABLE OF ANNUAL BENEFITS PAYABLE ON RETIREMENT
                           UNDER THE RETIREMENT PLAN

           Final
           Average
           Annual                   Years of Service
           Compen-  _______________________________________________
           sation      15       20        25        30        35
         $  50,000 $  8,277 $  10,036 $  13,795 $  18,304 $ 19,313
            75,000   13,527    16,536    22,545    29,679   31,563
           100,000   18,777    23,036    31,295    41,054   43,813
           125,000   24,027    29,536    40,045    52,429   56,063
           150,000   29,277    36,036    48,795    63,804   68,313
           175,000   34,527    42,536    57,454    75,179   80,563
           200,000   39,777    49,036    66,295    86,554   92,813

     Final Average Annual Compensation is the average of the 5 highest consecutive calendar years earnings out of the 10 calendar years of employment preceding retirement. Benefits shown are estimated on the basis of "life annuity" amounts, although participants in the Retirement Plan may choose from a variety of benefit payment options. For executive officers, current annual compensation for the purposes of the Retirement Plan may be estimated as the sum of the "Salary" and "Bonus" amounts in the "Summary Table of Executive Compensation" under "Compensation of Executive Officers" above. The Company's executive officers appearing in the compensation table above who are participants in the Retirement Plan and their respective credited years of service are: Mr. Garner, 27 years; Ms. Nixon, 7 years; and Mr. Tyndall, 7 years.

     Supplemental Executive Retirement Plan. The following table sets forth the estimated annual pension benefits payable at normal retirement age of 65 to executive officers in the Company's Supplemental Executive Retirement Plan (the "SERP Plan").

                TABLE OF ANNUAL BENEFITS PAYABLE ON RETIREMENT
               UNDER THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

           Final
           Average
           Annual                   Years of Service
           Compen-  _______________________________________________
           sation      10                 15              20 or more
         $  50,000 $ 15,000           $  22,500           $ 30,000
            75,000   22,500              33,750             45,000
           100,000   30,000              45,000             60,000
           125,000   37,500              56,250             75,000
           150,000   45,000              67,500             90,000
           175,000   52,500              78,750            105,000
           200,000   60,000              90,000            120,000

     Final Average Annual Compensation is the average of the 5 highest consecutive calendar years earnings out of the 10 calendar years of employment preceding retirement. Benefits shown are estimated on the basis of "life annuity" amounts, although participants in the SERP Plan may choose from a variety of benefit payment options. For executive officers, current annual compensation for the purposes of the SERP Plan may be estimated as the sum of the "Salary" and "Bonus" amounts in the "Summary Table of Executive Compensation" under "Compensation of Executive Officers" above. Benefits shown in the table are prior to deductions for 50% of social security benefits and benefits paid under the Retirement Plan. The Company's executive officers appearing in the compensation table above who are participants in the SERP Plan and their respective credited years of service are: Mr. Garner, 20 years (the maximum allowed); Ms. Nixon, 7 years; and Mr. Tyndall, 7 years.

REPORT OF THE COMPENSATION COMMITTEE

     The fundamental philosophy of the Company's compensation program is to offer compensation arrangements that are (i) commensurate with individual contributions to the performance of the Company and (ii) competitive with publicly owned financial institutions of similar size and performance. Compensation is designed to attract and retain individuals possessing the specialized talents required by the Company to remain competitive in the financial services industry.

     In applying this philosophy, the Company's Compensation Committee (the "Committee"), comprised entirely of non-employee directors, develops compensation recommendations to be considered by the entire Board of Directors. The Committee directly determines the recommendation regarding the compensation of the Chief Executive Officer (the "CEO"). In addition, the Committee also sets forth recommendations involving (i) compensation policies,
(ii) incentive compensation, (iii) long-term equity participation and (iv) benefit plans. The Committee also delegates to the CEO the responsibility to determine appropriate levels of salaries and incentive bonuses for the other executive officers of the Company. Executive officers are those officers who, in the estimation of the Committee, are considered to have major policy input and/or are in a position to have a major impact on the Company's performance. Additional consideration is given by both the Committee (with regard to the CEO) and the CEO (with regard to the other executive officers) to the demonstration of the leadership skills needed to enable the Company to achieve the business objectives set forth by the Board of Directors.

     The process of assessing the appropriateness of compensation arrangements also requires the use of peer data to determine the extent to which the Company's compensation arrangements are competitive within both the Company's industry and geographical area. As a part of this assessment, the Committee (with regard to the CEO) and the CEO (with regard to the other executive officers) compares the Company's arrangements, both in whole and in part, with those of other financial institutions of similar size and performance both within the state and nationally. This peer group is a subset of the broader peer group to which the Company compares its total returns to shareholders in the discussion captioned "Shareholder Return Performance" below.

     Annual compensation for the Company's CEO and other executive officers primarily consists of four areas of compensation as set forth below:

       *  Base salary;

       * Annual incentive bonus that is directly linked to corporate earnings and individual performance;

       * Long-term equity participation, through the issuance of stock options under the Company's stock option plan, in an effort to more closely align the interests of the executive officers with those of the Company's shareholders; and

       *  Benefit plans for executive officers.

     BASE SALARY. For the Company's executive officers, including the CEO, base salaries are targeted to approximate average salaries for individuals in similar positions with similar levels of responsibilities who are employed by other publicly owned banking organizations of similar size and performance. The Company frequently participates in salary/compensation surveys and has access to other published salary/compensation data. The results of such surveys are used by the Committee (with regard to the CEO) and the CEO (with regard to the other executive officers) in developing the appropriate levels of base salaries for executive officers.

     During the fourth quarter of 1995, Mr. James H. Garner was promoted to the position of President and CEO. Because of the promotion, his base salary was increased to $115,000 from $93,810 to reflect his new responsibilities. In September of 1996, the Committee adjusted the CEO's base salary, effective January 1, 1997, to $160,000 in order to more closely align the CEO's base salary with those of his peers.

     Regarding the other executive officers, the changes in base salary for 1996 were in the range of 8%-10%, in an effort to more closely align the executive officers' base salaries with those of their peers.

     ANNUAL INCENTIVE BONUS. For the Company's executive officers, including the CEO, annual incentive bonuses are directly and indirectly linked to the Company's earnings and to the executive officer's individual performance as it relates to enabling the Company to achieve its performance goals.

     For 1996, as in prior years, the Committee set the CEO's annual incentive bonus as a percentage of the net income earned by the Company. Such percentage for 1996 was 2% of net income. In September of 1996, the Committee adjusted the CEO's incentive bonus, effective January 1, 1997, to 1% of net income, in conjunction with the substantial increase in base salary noted above.

     For the other executive officers, the 1996 annual incentive bonus was based on a combination of (i) a percentage, as determined by the CEO, of base salary related to the Company's achievement of predetermined earnings targets and (ii) additional amounts, at the discretion of the CEO, related to the executive officer's individual contribution to the overall achievement of Company-wide earnings targets. Because of the level of Company earnings in 1996, the salary-based portion of the 1996 incentive bonus for all other executive officers ranged from 11.6% to 17.4% of the respective base salary.

     LONG-TERM EQUITY PARTICIPATION. For the Company's CEO, executive officers and other key employees, stock options may be granted each year at the discretion of the Board of Directors. While no formal system is employed in determining the number of options granted, both in the aggregate or to any one individual, the Board does consider the Company's current financial performance, the individual's level of responsibility and the number of previously granted stock options.

     BENEFIT PLANS FOR EXECUTIVE OFFICERS. In addition to the aforementioned methods of compensating executive officers, the Company provides the same benefits that are afforded to all Company employees, including matching contributions under the Company's defined contribution plan, retirement benefits under the Company's pension plan and group insurance covering health, life and disability. Also, executive officers participate in the Company's Supplemental Executive Retirement Plan and Split-dollar Life Insurance Plan.

    This report is provided as a summary of current practice regarding CEO and executive officer compensation matters considered by the Committee. Because CEO and executive officer salaries are not currently (or in the foreseeable future) expected to exceed those limitations provided under Section 162(m) of the Internal Revenue Code, the Committee has no specific policy which addresses the deductibility for income tax purposes of "qualified compensation" under said code section.



     RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE OF
     THE BOARD OF DIRECTORS:

          Jack D. Briggs         Edward T. Taws, Jr.
          G. T. Rabe, Jr.        John C. Willis

SHAREHOLDER RETURN PERFORMANCE

     The performance graph shown below compares the Company's cumulative total return to shareholders for the five-year period commencing December 31, 1991 and ending December 31, 1996, with cumulative total return of both the Standard & Poor 500 Index (reflecting overall stock market performance) and an index of banks with less than $500 million in assets as constructed by SNL Securities, LP (reflecting changes in banking industry stocks). The graph and table assume that $100 was invested on December 31, 1991 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the index of banks with less than $500 million in assets and that all dividends were reinvested. All data was provided by SNL Securities, LP.

                                 First Bancorp
             Comparison of Five-Year Total Return Performances (1)
                      Five Years Ending December 31, 1996

    [GRAPH APPEARS HERE - FIVE-YEAR COMPARISON OF CUMULATIVE TOTAL RETURN]





















                                   Total Return Index Values (1)
                                            December 31,
                    ___________________________________________________________
                      1991      1992      1993     1994      1995       1996
                    _______   _______   _______   _______  _______    _______
First Bancorp (2)  $  100.0 $   139.8 $   198.9 $   205.6 $  257.2   $    384.0
Index-S&P 500 (2)     100.0     107.6     118.5     120.0    165.1        202.9
Index-Banks less than
  $500 million (2)    100.0     132.1     172.4     185.4    253.7        326.5
___________________

Notes:
(1) Total return indices were provided from an independent source as indicated and assume initial investment of $100 on December 31, 1991, reinvestment of dividends, and changes in market values. Total return index numerical values used in this example are for illustrative purposes only.
(2)   Source:  SNL Securities LP, Charlottesville, VA

     Shareholders should recognize that corporations often use a number of other performance benchmarks (in addition to shareholder return) to set various levels of executive officer compensation. Shareholders should thus consider other relevant performance indicators in assessing performance, such as growth in earnings per share, growth in book value per share, growth in cash dividends per share, and other performance measures such as return on assets and return on shareholders' equity.

Certain Transactions

     Certain of the directors, nominees, principal shareholders and officers (and their associates) of the Company have deposit accounts and other transactions with First Bank, including loans in the ordinary course of business. All loans or other extensions of credit made by First Bank to directors, nominees, principal shareholders and officers of the Company and to associates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectibility
or present other unfavorable features.   As of December 31, 1996, the
aggregate principal amount of loans to directors, nominees, principal shareholders and officers of the Company and to associates of such persons was approximately $5,749,000. The Company expects to continue to enter into transactions in the ordinary course of business on similar terms with directors, nominees, principal shareholders and officers (and their associates) of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates during 1996. All of these filing requirements were satisfied by the Company's directors and officers and ten percent holders during 1996, except that the Annual Statements of Changes in Beneficial Ownership on Form 5 for each of the Company's directors and executive officers were filed one day after the required due date of such filings and that the Statements of Changes in Beneficial Ownership on Form 4 for both April and September of 1996 were filed within five and eight days, respectively, of their due dates for Jack D. Briggs, Director. In making these statements, the Company has relied on the written representations of its directors and officers and its ten percent holders and copies of the reports they have filed with the Commission.

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK VOTING AT THE MEETING IS REQUIRED FOR APPROVAL OF THE PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" PROPOSAL 2 TO ELECT THE TWELVE NOMINEES AS DIRECTORS. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE TWELVE NOMINEES LISTED ABOVE.

               PROPOSAL 3 - RATIFICATION OF INDEPENDENT AUDITORS

     Your directors and management recommend that the shareholders ratify the appointment of KPMG Peat Marwick LLP to serve as the independent auditors for the Company for the year ending December 31, 1997. KPMG Peat Marwick LLP has served as the independent auditors for the Company since April 1991 and has audited the Company's financial statements for each of the years in the three-year period ended December 31, 1996. If the appointment of KPMG Peat Marwick LLP is not ratified by the shareholders, the Board of Directors will reconsider the appointment of auditors for the current fiscal year.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting to respond to appropriate questions and will be given an opportunity to make any statement they consider appropriate.


     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 3. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" PROPOSAL 3.






















                    SHAREHOLDER PROPOSALS FOR 1998 MEETING

     Shareholders may submit proposals appropriate for shareholder action at the Company's 1998 annual meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the proxy statement for the 1998 annual meeting, they must be received by the Company no later than December 31, 1997. Such proposals should be directed to First Bancorp, Attn.: Anna G. Hollers, 341 North Main Street, Troy, North Carolina 27371-0508.


                      By Order of the Board of Directors,

                                Anna G. Hollers
                                   Secretary


                             ____________________

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES ENTITLED TO BE VOTED AT THE MEETING, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING EXHIBITS. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO:




                                 First Bancorp
                          ATTENTION:  ANNA G. HOLLERS
                             341 North Main Street
                        Troy, North Carolina 27371-0508

                             ____________________




















                                 First Bancorp
         This Proxy is Solicited on Behalf of the Board of Directors.

SAMPLE PROXY                                                       SAMPLE PROXY

     The undersigned hereby appoints James H. Garner and Anna G. Hollers, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of First Bancorp held of record by the undersigned on March 10, 1997, at the annual meeting of shareholders to be held on April 24, 1997, or any adjournment or adjournments thereof.

1.  PROPOSAL to fix the number of directors to be elected to twelve (12).
     [_]  FOR                  [_]  AGAINST                [_]  ABSTAIN

2.  PROPOSAL to elect twelve (12) nominees to the Board of Directors to serve until the 1998 Annual Meeting of Shareholders, or until their successors are elected and qualified.
     [_]  FOR the 12 nominees            [_]  WITHHOLD AUTHORITY
          listed below (except as             to vote for the 12
          marked to the contrary              nominees listed below.
          below).
         (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
          INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
          NOMINEE'S NAME IN THE LIST BELOW.)
          Jack D. Briggs       George R. Perkins, Jr.      Frederick H. Taylor
          David L. Burns       G. T. Rabe, Jr.             Goldie H. Wallace
          Jesse S. Capel       John J. Russell             A. Jordan Washburn
          James H. Garner      Edward T. Taws, Jr.         John C. Willis

3. PROPOSAL to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the current fiscal year.
     [_]  FOR                  [_]  AGAINST                [_]  ABSTAIN

4. In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF PROPOSALS 1, 2 AND 3. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED ABOVE HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES.

PLEASE MARK,        (Please sign exactly as the name appears on this proxy.
SIGN, DATE AND      If signing as attorney, administrator, executor, guardian
RETURN PROMPTLY     or trustee, please give title as such.  If a corporation,
IN THE ENVELOPE     please sign in full corporate name by the President or
PROVIDED.           other authorized officers.  If a partnership, please sign
                    in partnership name by authorized person.)
IF YOU ATTEND
THE MEETING, YOU    ____________________________ ____________________________
MAY WITHDRAW        Signature                    Signature if jointly held
YOUR PROXY AND
VOTE IN PERSON.               Dated ______________________________, 1997
